Exhibit 99.1

Radius Health Reports Fourth Quarter and Full Year 2017 Financial and Operating Results and Provides Business Update

TYMLOS™ sales show accelerating market share growth, capturing approximately 32% of osteoporosis patients new to anabolic therapy

Abaloparatide patch program advances with FDA alignment on regulatory pathway and completion of commercial supply agreement with 3M Company

Global regulatory development plan for elacestrant established

Strong balance sheet with $430.3 million in Cash, Cash Equivalents and Marketable Securities

WALTHAM, Mass., March 1, 2018 — Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq:RDUS), today reported its financial results for the fourth quarter and full year ended December 31, 2017, and provided a business update.

“Our fourth-quarter and full year results highlight the great performance of TYMLOS which we expect to become the leader in the anabolic market,” said Jesper Høiland, President and Chief Executive Officer of Radius.

“I’m also very pleased to announce that in January we aligned with the FDA on a regulatory path for our investigational abaloparatide patch, a novel technology with potential to provide a convenient, alternative treatment option for osteoporosis patients. This innovation is aimed at expanding both the abaloparatide and total anabolic addressable markets. We are also excited to announce that we have entered into a commercial supply agreement with 3M Company under which 3M has agreed to exclusively manufacture commercial supplies of abaloparatide patches,” Mr. Høiland continued.

“Following the strong single-agent activity seen in our elacestrant Phase 1 study, we have finalized our global development strategy based on recent feedback from the EMA and the FDA. We expect to initiate a global, randomized, comparator-controlled Phase 2 study of elacestrant as a third-line monotherapy for ER-positive/HER2-negative advanced or metastatic breast cancer in the second half of 2018. Depending on the study results, this single trial could support applications for global marketing approvals.”

“I believe our clinical progress and operational performance during 2017 have built solid momentum for a strong 2018 for Radius,” Mr. Høiland concluded.

TYMLOS (abaloparatide injection)

•	Fourth-quarter sales of TYMLOS in the U.S. (the second full quarter since its launch) were $7.7 million. Radius received FDA approval for TYMLOS on April 28, 2017 for the treatment of postmenopausal women with osteoporosis at high risk of fracture and began shipments to wholesalers at the end of May 2017.

•	Nine months after launch, TYMLOS has surpassed the level of commercial market access for the competing anabolic product, with approximately 259 million covered lives and 93% coverage in commercial plans. TYMLOS coverage in Medicare Part D plans has also increased to 41%.

•	TYMLOS market share continued to increase in the fourth quarter to approximately 32% of new patients starting anabolic therapy (NBRx) and 13% of total prescriptions in the anabolic market. The anabolic market also showed growth in 2017, for the first time since 2012.

•	A 5.9% price increase for TYMLOS took effect on February 22, 2018.

•	In the fourth quarter, a labeling supplement for TYMLOS was submitted to the FDA with the positive 43-month data from the ACTIVExtend study, which showed continued significant risk reduction in fractures in patients who were transitioned to receive an additional 24 months of bisphosphonate therapy.

Pipeline Updates

Abaloparatide-Transdermal Patch (TD)

•	In January 2018, Radius met with the FDA to align on a regulatory development path for the abaloparatide patch. The FDA agreed that, depending on the study results, a single, randomized, open label, active-controlled, non-inferiority (to abaloparatide-SC) study of up to 500 patients with postmenopausal osteoporosis at high risk of fracture would be sufficient to gain approval for the abaloparatide patch. The primary endpoint in the study will be change in lumbar spine bone mineral density (BMD) at 12 months. The Company expects to initiate this pivotal trial in mid-2019.

•	In addition, on February 27, 2018, Radius entered into a scale-up and commercial supply agreement with 3M in which 3M agreed to exclusively manufacture commercial supplies of abaloparatide patches. As part of the agreement, in addition to per unit transfer prices, Radius will pay 3M a mid-to-low single digit royalty on worldwide net sales of abaloparatide patches and reimburse 3M for certain capital expenditures incurred to establish commercial supply of abaloparatide patches.

Abaloparatide – Subcutaneous (SC)

•	European MAA

Radius’ European Marketing Authorization Application (MAA) for abaloparatide-SC for the treatment of postmenopausal women with osteoporosis is under review by the Committee for

Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA). On December 15, 2017, the CHMP issued a third Day-180 List of Outstanding Issues. As part of its ongoing risk-benefit assessment, the CHMP informed the Company that it intends to refer the MAA to a scientific advisory group for additional advice. The Company expects an opinion from the CHMP regarding the MAA in the first half of 2018.

•	Male Osteoporosis Trial

In the fourth quarter, the Company gained agreement with the FDA on the design of a clinical trial in men with osteoporosis, which, if successful, will form the basis of an sNDA seeking to expand the use of TYMLOS to treat men with osteoporosis at high risk for fracture. The study will be a randomized, double-blind, placebo-controlled trial that will enroll approximately 225 men with osteoporosis. The primary endpoint is change in spine BMD at 12 months compared with placebo. The study is expected to be initiated in the first quarter of 2018.

Elacestrant (RAD1901)

•	An update on data as of October 30, 2017 from the Phase 1 clinical study was presented at the San Antonio Breast Cancer Symposium in December 2017, with the elacestrant 400mg single agent showing an objective response rate of 27.3%, a clinical benefit rate at 24 weeks of 47.4% and median progression free survival of 5.4 months in heavily treated, ER-positive/HER-2 negative advanced breast cancer patients. The results showed that elacestrant was well tolerated with low grade nausea and dyspepsia being the most commonly reported adverse events.

•	In October 2017, elacestrant received an FDA Fast Track designation. In February 2018, we received scientific advice from the EMA regarding a potential single-arm monotherapy Phase 2 trial of elacestrant in patients with ER-positive/HER2-negative advanced or metastatic breast cancer, and we had a meeting with the FDA regarding the registrational pathway for elacestrant at which we confirmed FDA’s guidance for a single-arm study and gained alignment on an alternative potential comparator study design. Based on feedback from the EMA and the FDA, we now intend to conduct a single, randomized, controlled Phase 2 trial of elacestrant as a third-line monotherapy in approximately 300 patients with ER positive/HER2 negative advanced/metastatic breast cancer. Patients in the study would be randomized to receive either elacestrant or the investigator’s choice of an approved hormonal agent and the primary endpoint of the study will be progression-free survival (PFS). The study would also include a planned interim PFS analysis. We believe that, depending on results, this single trial would support applications for global marketing approvals for elacestrant as a third-line monotherapy, including potentially accelerated approval for elacestrant in the United States. We will provide further study details when the Phase 2 study is started, which we expect will be in the second half of 2018.

•	Following a strategic review in December 2017, the elacestrant development program for vasomotor symptoms was discontinued.

RAD140

•	In September 2017, a Phase 1 study of RAD140, a nonsteroidal selective androgen receptor modulator (SARM), was initiated in patients with hormone receptor-positive, locally advanced or metastatic breast cancer. The clinical trial is designed to evaluate the safety and maximum tolerated dose of RAD140 in approximately 40 patients. We expect to provide an update on our RAD140 development program by the end of 2018.

Corporate Update

In November 2017, we announced the appointment of Joseph Kelly as Senior Vice President of Sales and Marketing, and the promotion of Amanda Mott to Senior Vice President of Market Access.

Upcoming Milestones

•	Abaloparatide-SC

•	Initiate a male osteoporosis study in the first quarter of 2018

•	Receive Committee for Medicinal Products for Human Use (CHMP) opinion regarding the EMA’s review of the abaloparatide-SC MAA in the first half of 2018

•	Publication of ACTIVExtend Phase 3 data

•	Enter into a partnership for the potential commercialization of abaloparatide-SC outside the US and Japan

•	Elacestrant

•	Initiate a potentially pivotal Phase 2 clinical trial as third-line monotherapy in advanced/metastatic ER-positive/HER2-negative breast cancer patients in the second half of 2018

•	Collaboration agreement for elacestrant combination

•	RAD140

•	Continue enrollment in the Phase 1 study and provide a program update by the end of 2018.

Expected Radius Presentations at Investor Conferences in 1H 2018:

•	On March 12-14, the Company will present and host one-on-one meetings at the 38th Cowen Annual Healthcare Conference in Boston, Mass.

•	On May 8-9, the Company will present and host one-on-one meetings at the Deutsche Bank Annual Healthcare Conference in Boston, Mass.

•	On May 15-17, the Company will present and host one-on-one meetings at the Bank of America Merrill Lynch Healthcare Conference in Las Vegas, NV.

•	On June 12-14, the Company will present and host one-on-one meetings at the Goldman Sachs Global Healthcare Conference in Palos Verdes, CA.

Fourth Quarter 2017 Finance Review

For the three months ended December 31, 2017, Radius reported a net loss of $71.0 million, or $1.59 per share, compared to a net loss of $52.7 million, or $1.22 per share, for the three months ended December 31, 2016.

For the three months ended December 31, 2017, Radius reported TYMLOS net product revenues of $7.7 million, which reflects the second full quarter of recorded sales. Radius had no revenue in the three months ended December 31, 2016 as the FDA approved TYMLOS on April 28, 2017.

Research and development expense for the three months ended December 31, 2017, was $22.9 million compared to $25.6 million for the three months ended December 31, 2016, a decrease of $2.7 million or 10.5 percent, primarily attributable to a decrease in R&D costs associated with the development of TYMLOS and elacestrant.

Selling, general, and administrative expense for the three months ended December 31, 2017, was $50.7 million compared to $27.5 million for the three months ended December 31, 2016, an increase of $23.2 million or 84.4 percent primarily due to personnel, promotional, and consulting expenses related to the launch of TYMLOS.

Full Year 2017 Finance Review

For the twelve months ended December 31, 2017, Radius reported a net loss of $254.2 million, or $5.80 per share, compared to a net loss of $182.8 million, or $ 4.24 per share, for the twelve months ended December 31, 2016.

For the twelve months ended December 31, 2017 Radius reported TYMLOS net product revenues of $12.1 million. Radius had no revenue in the twelve months ended December 31, 2016 as the FDA approved TYMLOS on April 28, 2017.

Research and development expense for the twelve months ended December 31, 2017, was $83.1 million compared to $107.4 million for the twelve months ended December 31, 2016, a decrease of $24.3 million or 22.6 percent primarily due to the reduction in R&D expenses associated with the elacestrant projects and the development of TYMLOS.

Selling, general, and administrative expense for the twelve months ended December 31, 2017, was $186.7 million compared to $77.5 million for the twelve months ended December 31, 2016, an increase of $109.2 million, or 140.9%, primarily attributable to personnel and other support costs resulting from the commercial launch of TYMLOS.

As of December 31, 2017, Radius had $430.3 million in cash, cash equivalents and marketable securities. Based upon our cash, cash equivalents and marketable securities balance, we believe that, prior to the consideration of proceeds from partnering and/or collaboration activities, we have sufficient capital to fund our development plans, U.S. commercial and other operational activities for not less than twelve months from the date of this press release.

Webcast and Conference Call

In connection with today’s reporting of Fourth Quarter and Full Year Financial Results, Radius will host a conference call and live audio webcast at 4:30 p.m. ET on Thursday, March 1, 2018 to discuss the commercial outlook for TYMLOS, review the financial results and provide a Company update.

Webcast Information:

Date: Thursday, March 1, 2018

Time: 4:30 p.m. ET

Live webcast: https://edge.media-server.com/m6/p/rw74zpqc

A replay of the webcast will be available on the Company’s website, www.radiuspharm.com in the Investor section under Events and Presentations for 7 days following the live webcast.

Conference Call Information:

Domestic Dial-in Number: (866) 323-7965

International Dial-in Number: (346) 406-0961

Conference ID: 3484256

For those unable to participate in the conference call or webcast, a replay will be available beginning March 1, 2018, at 7:30 p.m. ET until March 8, 2018 at 7:30 p.m. ET. To access the replay, dial (855) 859-2056 for U.S. or (404) 537-3406 for International. The replay pin number is 3484256.

A live audio webcast of the call can be accessed from the Investors section of the Company’s website, www.radiuspharm.com, where a webcast replay will be also available for 14 days. The full text of the announcement and financial results will also be available on the Company’s website.

About Radius

Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative endocrine therapeutics in the areas of osteoporosis and oncology. Radius’ lead product, TYMLOS (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. Radius’ Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of postmenopausal women with osteoporosis is under regulatory review in Europe. The Radius clinical pipeline includes an investigational abaloparatide patch for potential use in osteoporosis; the investigational drug elacestrant (RAD1901) for potential use in hormone-receptor positive breast cancer; and the investigational drug RAD140, a non-steroidal, selective androgen receptor modulator (SARM) under investigation for potential use in hormone-receptor positive breast cancer. For more information, please visit www.radiuspharm.com.

About TYMLOS (abaloparatide injection)

TYMLOS (abaloparatide injection) was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture defined as history of osteoporotic fracture, multiple risk factors for fracture, or patients who have failed or are intolerant to other available osteoporosis therapy. Radius’ Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of women with postmenopausal osteoporosis was validated and is currently undergoing regulatory review by the European Medicines Agency (EMA).

Radius also is developing abaloparatide patch based on 3M Company’s patented Microstructured Transdermal System technology for potential use as a treatment for postmenopausal women with osteoporosis.

About ACTIVE and ACTIVExtend

The Phase 3 ACTIVE (Abaloparatide Comparator Trial In Vertebral Endpoints) trial was a randomized, double-blind, placebo-controlled, comparative, multicenter, 18 month international study in 2,463 postmenopausal women with osteoporosis designed to evaluate the efficacy and safety of abaloparatide-SC 80 mcg to reduce the risk of vertebral and nonvertebral fractures. The results of ACTIVE were published in the Journal of the American Medical Association in August of 2016. ACTIVExtend, an extension of ACTIVE, enrolled patients who had completed 18 months of abaloparatide-SC or placebo in ACTIVE to receive up to 24 additional months of open-label alendronate. The results of the first six months of ACTIVExtend were published in the Mayo Clinic Proceedings in February of 2017.

About Elacestrant (RAD1901)

Elacestrant is a selective estrogen receptor degrader (SERD), which is being evaluated for potential use as a once daily oral treatment for hormone-receptor positive breast cancer. Elacestrant is currently being investigated for potential use in women with advanced estrogen receptor positive, HER2 negative, breast cancer, the most common form of the disease. Studies completed to date indicate that the compound has the potential for use as a single agent or in combination with other therapies for the treatment of breast cancer.

Additional information on the clinical trial program of elacestrant (RAD1901) is available on www.clinicaltrials.gov.

About RAD140

RAD140 is a non-steroidal selective androgen receptor modulator (SARM). The androgen receptor (AR) is frequently expressed in many estrogen receptor (ER)-positive, ER-negative, and triple-negative breast cancers. Because of its receptor and tissue selectivity, potent activity, oral bioavailability, and long half-life, RAD140 could have clinical potential in the treatment of breast cancer. RAD140 resulted from an internal drug discovery program focused on the androgen receptor pathway, and exhibits a differentiated mechanism of action compared to ER-targeted therapy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the progress of abaloparatide-SC in the regulatory process with the EMA and the expected timing of potential regulatory actions, the potential regulatory pathway for elacestrant, our expectations regarding our regulatory submissions and clinical trial initiations, the entry into potential collaboration agreements, including the timing of any such entry, our expectations for commercialization of TYMLOS in the U.S., the progress in the development of our product candidates, including abaloparatide patch, elacestrant (RAD1901) and RAD140, each of the statements under the heading “Upcoming Milestones,” upcoming events and presentations, the sufficiency of our cash, cash equivalents and marketable securities, and the potential clinical uses and therapeutic and other benefits of our product candidates, including abaloparatide patch, elacestrant and RAD140.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we expect to need to raise additional funding, which may not be available; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; our dependence on the success of TYMLOS, and our inability to ensure that TYMLOS will obtain regulatory approval outside the U.S. or be successfully commercialized in any market in which it is approved, including as a result of risk related to coverage, pricing and reimbursement; risks related to competitive products and any collaboration agreements failing to be successful; risks related to clinical trials, including our reliance on third parties to conduct key portions of our clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates or during commercialization, if approved; risks related to manufacturing, supply and distribution; and the risk of litigation or other challenges regarding our intellectual property rights. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ending December 31, 2017 and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Relations Contact:

Elhan Webb, CFA

Email: ewebb@radiuspharm.com

Phone: 617-551-4011

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$118,564	$258,567
Restricted cash	55	47
Marketable securities	134,714	73,880
Trade receivables, net	4,441	—
Inventory	4,366	—
Prepaid expenses and other current assets	7,366	2,315

Total current assets	269,506	334,809
Investments	176,978
Property and equipment, net	6,195	4,922
Intangible assets	8,180	—
Other assets	799	551

Total assets	$461,658	$340,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,915	$6,128
Accrued expenses and other current liabilities	49,512	26,597

Total current liabilities	53,427	32,725
Other non-current liabilities	189	379
Notes payable	166,006	—

Total liabilities	$219,622	$33,104

Commitments and contingencies
Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized, 44,616,586 shares and 43,141,134 shares issued and outstanding at December 31, 2017 and 2016, respectively	$4	$4
Additional paid-in-capital	1,124,630	935,671
Accumulated other comprehensive income (loss)	(314)	71
Accumulated deficit	(882,284)	(628,568)

Total stockholders’ equity	242,036	307,178

Total liabilities and stockholders’ equity	$461,658	$340,282

Condensed Consolidated Statement of Operations and Comprehensive Loss

(Amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
REVENUES:
Product revenue, net	$7,663	$—	$12,112	$—
License revenue	—	—	10,000	—
OPERATING EXPENSES:
Cost of sales—product	$574	$—	$932	$—
Cost of sales—intangible amortization	200	—	400	—
Research and development	$22,900	$25,579	$83,076	$107,406
General and administrative	50,734	27,463	186,677	77,542

Loss from operations	(66,745)	(53,042)	(248,973)	(184,948)
OTHER INCOME (EXPENSE):
Other income (expense), net	20	(119)	(192)	(293)
Interest income	1,243	441	3,226	2,437
Interest expense	(5,535)	—	(8,298)	—

NET LOSS	$(71,017)	$(52,720)	$(254,237)	$(182,804)

OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gain (loss) from marketable securities	(315)	19	(385)	66

COMPREHENSIVE LOSS	$(71,332)	$(52,701)	$(254,622)	$(182,738)

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS—BASIC AND DILUTED:	$(71,017)	$(52,720)	$(254,237)	$(182,804)

LOSS PER SHARE:
Basic and diluted	$(1.59)	$(1.22)	$(5.80)	$(4.24)

WEIGHTED AVERAGE SHARES:
Basic and diluted	44,602,254	43,122,210	43,804,660	43,067,952